                                                                    EXHIBIT 10.2
                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG



                                 GARY M. UNRUH,
                             LAWRENCE H. NELSON II,
                              LEON EVANS, M.D. AND
                                 ANDREW L. BRAUN

                                       AND

                               CHOICEHEALTH, INC.


                                       AND


                        HORIZON BEHAVIORAL SERVICES, INC.



                                      AS OF
                                 OCTOBER 5, 1998

                                TABLE OF CONTENTS

                                                                                       PAGE
                                        ARTICLE I
                                     PURCHASE AND SALE

1.1      Agreement to Sell and Purchase                                                  1
1.2      Purchase Price                                                                  1
1.3      Indemnity Escrow Deposit                                                        1
1.4      Closing Purchase Price Adjustment                                               2

                                        ARTICLE II
                         REPRESENTATIONS AND WARRANTIES OF SELLERS

2.1      Due Authorization                                                               4
2.2      Due Organization of the Company                                                 4
2.3      Subsidiaries/Investments                                                        4
2.4      Conflicts                                                                       4
2.5      Licenses/Compliance with Law                                                    5
2.6      Financial Statements                                                            5
2.7      No Adverse Change                                                               6
2.8      No Undisclosed Liabilities                                                      6
2.9      Title to and Condition of Assets                                                6
2.10     Litigation                                                                      7
2.11     Real Property                                                                   7
2.12     Intellectual Property                                                           7
2.13     Customer Contracts and Other Agreements                                         8
2.14     Employees                                                                       9
2.15     Employee Benefit Plans                                                          9
2.16     Receivables                                                                    11
2.17     Broker's and Finder's Fees                                                     11
2.18     Labor Practices                                                                11
2.19     Claims                                                                         11
2.20     Consents                                                                       11
2.21     Environmental Matters                                                          11
2.22     Taxes                                                                          12
2.23     Transactions With Affiliates                                                   12
2.24     Improper Payments                                                              13
2.25     Insurance                                                                      13
2.26     Bank Accounts                                                                  13
2.27     Customers                                                                      13
2.28     Capitalization                                                                 13
2.29     Ownership of Shares                                                            13
2.30     Accounts Payable/IBNR                                                          14
2.31     Costs and Expenses                                                             14
2.32     Full Disclosure                                                                14

                                       ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1      Due Organization of Purchaser                                                  15
3.2      Due Authorization                                                              15
3.3      Broker's and Finder's Fees                                                     15
3.4      Consents                                                                       15

                                       ARTICLE IV
                 CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE

4.1      Access and Information                                                         15
4.2      Operation of Businesses; Course of Conduct.                                    16
4.3      Public Communications                                                          17
4.4      Solicitation of Inquiries                                                      17
4.5      Cooperation                                                                    17
4.6      Updating of Schedules                                                          17

                                       ARTICLE V
                          CONDITIONS PRECEDENT TO OBLIGATIONS

5.1      Conditions to Obligations of Sellers                                           18
5.2      Conditions to Obligations of Purchaser                                         18

                                      ARTICLE VI
                                       CLOSING

6.1      Closing                                                                        20
6.2      Actions by Sellers                                                             20
6.3      Actions by Purchaser                                                           21
6.4      Section 338(h)(10) Election                                                    21

                                      ARTICLE VII
                      SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                           INDEMNITY POST-CLOSING AGREEMENTS

7.1      Representations and Warranties to Survive                                      22
7.2      Access to Records Following Closing                                            22
7.3      Indemnity                                                                      22
7.4      Indemnity Procedures                                                           23
7.5      Limitations on Indemnification                                                 24
7.6      Remedies; Default; Notice and Cure                                             24
7.7      Employees                                                                      24
7.8      IBNR Adjustment                                                                24

                                     ARTICLE VIII
                        SEVERANCE ARRANGEMENTS/NON-COMPETITION

8.1      Severance Arrangements                                                         25
8.2      Covenant Not to Compete; Non-Solicitation                                      27
8.3      Non-Disclosure                                                                 27
8.4      Nondisparagement                                                               28
8.5      Reasonableness; Reformation                                                    28
8.6      Remedies for Breach                                                            28

                                      ARTICLE IX
                     TERMINATION AND ABANDONMENT OF THE AGREEMENT

9.1      Termination                                                                    29
9.2      Effect of Termination                                                          29
9.3      Termination Fee                                                                29

                                       ARTICLE X
                                      ARBITRATION

10.1     Arbitration Procedure                                                          30
10.2     Self-Execution                                                                 31
10.3     Arbitrator's Fees                                                              31
10.4     Rules Governing Arbitration                                                    32
10.5     Entry of Award                                                                 32
10.6     Injunctive Relief                                                              32

                                      ARTICLE XI
                                     MISCELLANEOUS

11.1     Waiver and Amendment                                                           32
11.2     Entire Agreement                                                               32
11.3     Schedules                                                                      32
11.4     Descriptive Headings                                                           33
11.5     Defined Terms                                                                  33
11.6     Notices                                                                        33
11.7     Expenses                                                                       34
11.8     Assignment                                                                     34
11.9     Choice of Law                                                                  34
11.10    Attorney's Fees and Costs                                                      34
11.11    Counterparts                                                                   34

         LIST OF EXHIBITS

         EXHIBIT A            -     Escrow Agreement

         LIST OF SCHEDULES

         Schedule 2.4               Conflicts
         Schedule 2.5               Licenses
         Schedule 2.6               Financial Statements/Capitalized Leases
         Schedule 2.9               Liens
         Schedule 2.10              Litigation
         Schedule 2.13(a)           Customer Contracts
         Schedule 2.13(b)           Providers
         Schedule 2.13(c)           Other Contracts
         Schedule 2.14              Employees
         Schedule 2.15              Employee Benefit Plan
         Schedule 2.19              Claims
         Schedule 2.20              Consents
         Schedule 2.22              Taxes
         Schedule 2.23              Affiliate Transaction
         Schedule 2.25              Insurance
         Schedule 2.26              Bank Accounts
         Schedule 2.27              Customers

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made as of October 5, 1998 (the "Effective Date") by and among Gary M. Unruh, Lawrence H. Nelson II, Leon Evans, M.D. and Andrew L. Braun (individually a "Seller" and collectively the "Sellers"); ChoiceHealth, Inc., a Colorado corporation (the "Company"); and Horizon Behavioral Services, Inc., a Delaware corporation ("Purchaser").

         WHEREAS, the Sellers own all the issued and outstanding shares of common stock, no par value of the Company (the "Common Stock"); and

         WHEREAS, the Purchaser desires to acquire from the Sellers and the Sellers desire to sell to the Purchaser, for the consideration hereinafter provided, all of the issued and outstanding shares of Common Stock of the Company (collectively, the "Shares");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I.
                                PURCHASE AND SALE

         1.1 Agreement to Sell and Purchase. On the Closing Date (hereinafter defined) and subject to the terms and conditions hereof, the Sellers shall sell, assign and convey the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Sellers.

         1.2 Purchase Price. The total aggregate purchase price for the Shares to be paid at the Closing shall be Two Million Dollars ($2,000,000) (the "Closing Purchase Price"). The Closing Purchase Price shall be allocated to each Seller based on the respective percentage ownership of all the Shares represented by the Shares held by such Seller. The Closing Purchase Price shall be subject to adjustment as specified in Section 1.4 below (as so adjusted, the "Purchase Price"). The Closing Purchase Price shall be payable by Purchaser by wire transfer of immediately available federal funds to the accounts of the Sellers on the Closing Date; subject, however, to the Escrow Deposit to be made by the Sellers at the Closing pursuant to Section 1.3 of this Agreement.

         1.3 Indemnity Escrow Deposit. At the Closing, the Sellers shall deposit the aggregate sum of $200,000 of the Purchase Price with 1stBank of Longmont, as escrow agent (the "Escrow Agent"), by certified or official bank check payable to the order of the Escrow Agent or by wire transfer of immediately available funds to the account of the Escrow Agent (the "Escrow Deposit" and, together with all earnings thereon, the "Escrow Funds"). Each Seller shall contribute a proportionate share of the Escrow Deposit based on the percentage of the Closing Purchase Price paid to each Seller. The Escrow Funds will be held, invested and disbursed as specified in and pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit A attached hereto (the "Escrow Agreement").

         1.4   Closing Purchase Price Adjustment.

               (a) As promptly as practicable following the Closing Date, but in no event later than ninety (90) days thereafter, the Purchaser shall prepare and deliver to the Sellers (i) an unaudited consolidated balance sheet of the Company (the "Closing Balance Sheet") as of the Closing Date (immediately prior to the Closing and without giving effect to the Closing) and (ii) a certificate setting forth the Closing Net Worth (defined below) as of the Closing Date (immediately prior to the Closing and without giving effect to the Closing) computed in accordance with the terms of this Agreement, and setting forth the computation and components thereof in reasonable detail (the "Statement of Closing Net Worth"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") as if the Closing Date were the last day of the fiscal year of the Company.

               (b) On the forty-fifth (45th) day after the date on which the Closing Balance Sheet and the Statement of Closing Net Worth have been delivered to the Sellers (or such earlier date as the Sellers notify the Purchaser in writing), if the Closing Net Worth shown on the Statement of Closing Net Worth is not disputed by the Sellers pursuant to Section 1.4(c) hereof, then (i) in the event that the Closing Net Worth exceeds the Base Net Worth, the Purchaser shall pay to the Sellers on the same proportionate basis by bank wire transfer the amount by which the Closing Net Worth exceeds the Base Net Worth, (ii) in the event that the Closing Net Worth equals the Base Net Worth, the Purchase Price shall equal the Closing Purchase Price and no adjustment shall be made pursuant to this Section 1.4, and (iii) in the event that the Base Net Worth exceeds the Closing Net Worth, the Sellers, jointly and severally, shall pay to the Purchaser by bank wire transfer the amount by which the Base Net Worth exceeds the Closing Net Worth. It is expressly understood that any payment by the Sellers pursuant to subsection (iii) of the immediately preceding sentence shall not be made with any funds constituting the Escrow Funds. In addition, it is understood and agreed that, if the Sellers do not deliver a Dispute Notice to the Purchaser within forty-five (45) days after the receipt by the Sellers of the Closing Balance Sheet and the Statement of Closing Net Worth, then the Closing Balance Sheet and the Statement of Closing Net Worth shall be deemed accepted in all respects by the Sellers and shall be final and binding upon the parties hereto.

               (c) If the Sellers dispute the Closing Net Worth shown on the Statement of Closing Net Worth, the Sellers shall give written notice (the "Dispute Notice") to the Purchaser within the forty-five (45) day period specified in subparagraph (b) above, which Dispute Notice shall specify in reasonable detail the reasons for such disagreement and the amount in dispute. If the Sellers and the Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by the Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved shall be submitted to (i) the Dallas office of Arthur Anderson, L.L.P. and if such firm refuses to accept such engagement, then (ii) the Dallas office of the next nationally recognized "Big Five" independent accounting firm which is listed in alphabetical order, excluding, however, Price Waterhouse Coopers, L.L.P. (such firm which accepts the engagement, the "Independent Auditor") for final resolution in accordance with the terms and provisions of this Agreement. Each party shall be permitted to submit to the Independent Auditor a written statement in support of its position with respect to the disputed matters raised in the Dispute Notice and not resolved. The Independent Auditor's resolution of any such dispute shall be reflected in a written report which the Purchaser and Sellers shall use their respective best efforts to cause to be delivered promptly to the Sellers and the Purchaser, which written report shall, in addition to setting forth the resolution of the disputed matters, set forth the Closing Net Worth determined in accordance with the terms hereof (and after giving effect to such resolution) and shall set forth, after giving effect to the foregoing determinations, which of clauses (i), (ii) or (iii) of subsection
(c) above is applicable in the circumstances (all of the foregoing, the "Independent Auditor's Determination"). The Sellers and the Purchaser shall use their respective best efforts to cause the Independent Auditor to make the Independent Auditor's Determination as soon as possible, but in no even later than forty-five (45) days after receipt of the disputed matters. The Independent Auditor's Determination shall be final and binding upon the parties hereto. The Independent Auditor's resolution of disputed matters shall be limited to matters of dispute which are raised in the Dispute Notice and not resolved by the Sellers and the Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by the Sellers and one-half of such fees and disbursements shall be paid by the Purchaser. Any payment to be made as a consequence of the decision of the Independent Auditor shall be made, free and clear of any deductions or set-off, not later than three business days after the receipt of such written report by the Sellers and the Purchaser, in accordance with the provisions of clauses (i) through (iii) of Section 1.4(b), as applicable.

               (d) All amounts paid pursuant to this Section 1.4 shall be paid by bank wire transfer of immediately available funds and shall bear interest from and after the end of the 45-day period (as described in Section 1.4(b)), until paid, at the per annum rate equal to the prime rate of Chase Manhattan Bank (or its successors), as in effect from time to time, on the basis of a 365-day year and the actual number of days elapsed.

               (e) During the time periods specified in this Section 1.4, the Purchaser shall afford the Sellers and their representatives access to the books and records of the Company and, upon reasonable prior notice and without unreasonable disruption, to the employees of the Company, and afford the Sellers and their representatives with the opportunity to participate in and consult with the Purchaser in connection with the preparation by the Purchaser of the Closing Balance Sheet and the Statement of Closing Net Worth.

               (f) For the purposes of this Section 1.4, the term "Closing
Net Worth" shall mean the assets of the Company minus the liabilities of the Company on the Closing Date (immediately prior to the Closing and without giving effect to the Closing), all determined in accordance with GAAP, and in a manner consistent with the preparation of the Company Balance Sheet (hereinafter defined) included in the Financial Statements (hereinafter defined), but only to the extent not contrary to GAAP; provided, however, that in making such calculation there shall be excluded from the liabilities of the Company all reserves for incurred unpaid provider claims which reserves have been historically identified on the balance sheets of the Company as accounts payable (the "IBNR Payables"). For the purposes of this Section 1.4, Base Net Worth shall mean a positive $382,469, representing the net worth of the Company determined from one of the unaudited May 31, 1998 balance sheets of the Company by deducting the liabilities of the Company (excluding, however, IBNR Payables) from the assets of the Company.

                                   ARTICLE II.
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, hereby represent and warrant to Purchaser that, as of the Effective Date and as of the Closing Date:

         2.1   Due Authorization.

               (a) Sellers. This Agreement has been duly and validly executed and delivered by each Seller and constitutes a valid and binding agreement of each Seller enforceable in accordance with its terms.

               (b) The Company. The execution and delivery of this Agreement by the Company and the performance of this Agreement by the Company have been duly authorized by all requisite corporate action of the directors and shareholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms. The Sellers are holders of all the issued and outstanding capital stock of the Company and, in such capacity, have approved and authorized the execution, delivery and performance of this Agreement by the Company. The Sellers have delivered to the Purchaser a complete and accurate copy of the articles of incorporation and bylaws of the Company as amended.

         2.2 Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date. The Company has not qualified as a foreign corporation authorized to do business in any other jurisdiction. There are no other jurisdictions where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of the Company.

         2.3 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possess any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

         2.4 Conflicts. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which a Seller or the Company is or will be a party do not on the Effective Date, and will not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to a Seller or the Company; (ii) violate any law, rule or regulation applicable to a Seller or the Company; (iii) except as set forth in Schedule 2.4, violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of the Company, under the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which a Seller or the Company is a party, or by which a Seller or the Company is bound; (iv) except as set forth in Schedule 2.4, permit the acceleration of the maturity of any indebtedness of the Company; or (v) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company.

         2.5 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such are being conducted on the Effective Date, the absence of which would have a material adverse effect on the business (financial or otherwise) operations of the Company. In order to conduct its business operations as presently conducted, the Company is not required to hold any licenses, permits and other governmental approvals or authorizations; except to the extent that the Company may be required to obtain a license as a Limited Services Provider Network under Regulation 2-1-9 of the Division of Insurance of the Department of Regulatory Agencies of the State of Colorado as set forth on
Schedule 2.5. The Company has filed an application for a Limited Service Licensed Provider Network License. The business of the Company as presently conducted complies in all material respects with all applicable laws and governmental rules, regulations and other requirements. The Company has made all filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which a Seller or the Company is bound or to which a Seller or the Company is subject which relate in any manner to the business of the Company. Neither the Company nor any Seller is subject to or has received any request for notice, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of the Company.

         2.6 Financial Statements. Sellers have delivered to Purchaser a copy of (i) an unaudited financial statement of the Company as of December 31, 1997 consisting of a balance sheet at such respective date and the related statement of income for the twelve (12) month period then ended and (ii) an unaudited financial statement of the Company as of August 31, 1998 (the "Company Balance Sheet Date") consisting of a balance sheet of the Company at such date (the "Company Balance Sheet") and the related statement of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are included as Schedule 2.6 (the "Company Financial Statements"). The Company Financial Statements present fairly in all material respects the financial position of the Company and the results of the operations, as of the respective dates thereof and for the respective periods covered thereby, in conformity with GAAP. Except as set forth in the Company Balance Sheet included in the Company Financial Statements, as of the Company Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of the Company which have not been so set forth in the Company Balance Sheet.

The Company Financial Statements were prepared from the books and records of the Company. At the Company Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet, except for the assets which are subject to the capitalized leases specifically identified in Schedule 2.6.

         2.7 No Adverse Change. Since the Company Balance Sheet Date, the business of the Company has been conducted only in the ordinary and usual course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the health care industry in general; (ii) any loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business operations as previously conducted or any other event or condition of any character which has materially and adversely affected the business operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material asset of the Company; (v) any material changes in the terms of, or defaults under, any material contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company;
(vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) any entry into or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company; (ix) any transfer or right granted by the Company of or under any material lease, contract, license, agreement, patent, trademark, trade name, service mark or copyright; (x) any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company; (xi) any default or breach by the Company in any material respect under any material contract, license, or permit; or (xii) any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business.

         2.8 No Undisclosed Liabilities. The Company has no material indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the Company Balance Sheet, except liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the business (financial or otherwise), assets or operations of the Company.

         2.9 Title to and Condition of Assets. The Company has good and marketable title to all the assets reflected in the Company Balance Sheet, free and clear of any liens, security interests, claims, demands or other encumbrances of any kind whatsoever and effective title in and to the Assets free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever except (i) those disclosed in the Company Balance Sheet or (ii) listed on Schedule 2.9 or (iii) those which do not have a material adverse impact on either the value of the asset or the ability of the Company to use the asset in its ongoing operations. The Sellers and the Company do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Sellers have notice, that would materially affect the ability of the

Company to conduct its business as being conducted on the Effective Date. The assets reflected on the Company Balance Sheet constitute all assets reasonably necessary to permit the business and operations of the Company to be conducted on substantially the same terms as such business has been conducted historically and is being conducted on the Effective Date. To the knowledge of Sellers and the Company, except for violations which will not have a material adverse effect on the business of the Company none of the assets owned, leased or used by the Company in its operations materially violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and the Company has not received any notice of an alleged violation thereof.

         2.10 Litigation. To the knowledge of the Sellers and the Company, except as set forth in Schedule 2.10, no material investigation or review by any governmental entity with respect to the Company or the Sellers is pending or, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same. There is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers and the Company, threatened against or affecting the Company to which the Company or a Seller is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. To the knowledge of the Sellers or the Company, there are no pending or threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of materially and adversely limiting, prohibiting or changing the business operations of the Company as presently conducted. Neither the Company nor a Seller is now, or has been, a party to any injunction, order or decree restricting the method or geographic area under which the Company may conduct business operations or the marketing or sale of any of its products or services.

         2.11 Real Property. The Company does not own any real property and, except for the leased real property described below, no real property is necessary to conduct the business operations of the Company as being conducted on the Effective Date. The Company leases its principal offices pursuant to that certain office lease, dated July 17, 1996, as amended April 21, 1998, between the Company and Park Centre Properties, L.L.C. (the "Office Lease"). A true, complete and correct copy of the Office Lease as the same has been amended or modified on or prior to the Effective Date has been delivered to Purchaser. The Office Lease is in full force and effect and there are no outstanding defaults or disputes under the Office Lease.

         2.12 Intellectual Property. The Company has no copyrights, trade names, trademarks, service marks or other intellectual property that the Company uses in its business operations other than the common law tradename "ChoiceHealth." The Company has no United States or foreign patents, patent applications, patent licenses, trademarks or service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business operations of the Company as presently conducted. There is no adverse claim of infringement against the

Company, or to the knowledge of Sellers and the Company, there is no threatened litigation or claim of infringement. To the knowledge of Sellers and the Company, the Company does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. The Company has not granted any license to a third party in respect of any of its intellectual property, except for a non-exclusive limited license of certain computer software programs to Complementary Healthcare Resources pursuant to that certain Strategic Alliance and Service Agreement dated July 1, 1998.

         2.13 Customer Contracts and Other Agreements.

              (a)  Customer Contracts.

                   (i) True, complete and correct copies of all the contracts listed in Schedule 2.13(a) as the same have been amended or modified on or prior to the Effective Date have been delivered to Purchaser by the Company (the "Customer Contracts"). Except for the Customer Contracts listed on Schedule 2.13(a), the Company has no other contracts pursuant to which it renders its services to its customers. Except to the extent disclosed on Schedule 2.13(a) (i) all of the Customer Contracts listed on such Schedule 2.13(a) are in full force and effect, have not been terminated or canceled and no notice of termination or cancellation has been given or received, (ii) the Company has not been advised and has no knowledge that the other party thereto intends to cancel any Customer Contract, (iii) there are no outstanding disputes under any Customer Contract, (iv) each Customer Contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no defaults under any of the Customer Contracts and, to the knowledge of the Sellers and the Company, there has been no occurrence of any act or omission under any of the Customer Contracts which with the passage of time or the giving of notice would constitute a default, (vi) there has been no breach or violation of, or default under, any of the Customer Contracts which has been waived, either permanently or temporarily, by the other party to such contract,
         (vii) there are no verbal amendments, modifications or other understandings relating to any of the Customer Contracts which are legally binding on the parties thereto, and (viii) the Company has no obligation or liability to refund all or any portion of the fees that have been paid under any of the Customer Contracts. The Company has not assigned in whole or in part any of its rights or obligations under the Customer Contracts. Each Customer Contract expressly sets forth on its face: (i) the termination date of such contract; (ii) any rights to cancel prior to the termination date of such contract; (iii) the current rates payable under such contract; and (iv) any covenants restricting competition contained in such contract. To the knowledge of the Sellers and the Company, there is no fact or occurrence in existence that has or will result, either singularly or in the aggregate, in a material reduction in the monthly revenues under any of the Customer Contracts which will have a material adverse effect on the business (financial or otherwise) or operations of the Company even though such fact or occurrence may not result in, or constitute, the termination of or a default under the respective Customer Contract.

                   (ii) Schedule 2.13(a) lists for each Customer Contract, as of July 31, 1998, the number of employees covered by the respective Customer Contract on the Effective Date and the state or states where such employees are located.

               (b) Provider Contracts. All physicians, psychiatrists, psychologists, or other health care providers, including entities owned by or employing any such health care providers that have contracted with the Company to provide services required under the Customer Contracts are listed in Schedule 2.13(b). The Company has a provider agreement with each of the providers listed in Schedule 2.13(b) (the "Provider Contracts"). Seller has delivered to

Purchaser true, complete and correct copies of the Provider Contracts as the same have been amended or modified on or prior to the Effective Date. All of the Provider Contracts are in full force and effect. The Company has not received any notice of cancellation with respect to a Provider Contract and is not aware that a provider intends to cancel any Provider Contract. There are no outstanding disputes under any material Provider Contract and there are no outstanding defaults or violations under any material Provider Contract. All payments due under the Provider Contracts have been fully and timely paid and there are no outstanding past due amounts payable to a provider under any Provider Contract except for non-material claims disputed in the ordinary course of business. There has not been a significant number of Provider Contracts that have terminated or canceled within the twelve (12) month period prior to the Effective Date. Except as set forth in Schedule 2.13(b), no single provider provides the services to more than five percent (5%) of the employees covered by any of the respective Customer Contracts.

               (c) Other Contracts. Except as set forth in Schedule 2.13(c), other than the Customer Contracts, the Provider Contracts, and the Office Lease, there are no other contracts or agreements to which the Company is a party which are necessary for the business operations of the Company or which are material in amount, duration or any other respect or restricts or limits in any manner the way the Company conducts its business operations.

         2.14 Employees. Schedule 2.14 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, annual rates of compensation and accrued benefits as of the most recent regular payroll date of the Company immediately preceding the Effective Date; other fringe benefits, if any; and a description of any severance pay arrangements, if any. Except as reflected on Schedule 2.14, there are no other employees of any third party which are necessary for the continued operation of the business of the Company as presently conducted.

         2.15  Employee Benefit Plans.  Except as disclosed in Schedule 2.15:

               (a) The Company has no Welfare Plan (as defined in Section
3(1) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. The Company has complied with all requirements of Sections 6001 through 6008 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to itself and its employees.

               (b) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the Code).

               (c) With respect to each Pension Plan and each Welfare Plan listed on Schedule 2.15, to the knowledge of the Seller and the Company: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of Sellers or the Company, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

               (d) There has been no termination of any Pension Plan or Welfare Plan by the Company during the five-year period prior to the Effective Date.

               (e) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in material compliance with all applicable laws, including but not limited to, ERISA and the Code.

               (f) Each Pension Plan listed on Schedule 2.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service") as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of Sellers and the Company, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

               (g) No bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 2.15 as amended to and in effect on the Effective Date; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of Seller and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser.

         2.16 Receivables. All accounts receivable and other receivables (the "Receivables") of the Company reflected in Company Balance Sheet represent and result from transactions in the ordinary course of business. In addition, to the knowledge of the Company and the Sellers, all receivables are collectible and none of such receivables will have to be written off as bad debt expense in future months.

         2.17 Broker's and Finder's Fees. Other than W.G. Nielsen & Co. no agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Sellers, or the Company is or will be entitled to any broker's or finder's fee, or commission or bonus from any of the parties hereto in connection with this Agreement or the consummation of the transactions contemplated hereby.

         2.18 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of Sellers and the Company, threatened labor dispute, strike or work stoppage affecting the Company, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

         2.19 Claims. Schedule 2.19 lists all claims submitted in connection with liability, medical or professional malpractice claims involving the Company or any of its employees for the latest three (3) years.

         2.20 Consents. Schedule 2.20 lists all consents required from third parties for the consummation of the transactions contemplated by this Agreement (the "Consents"). Except as reflected on Schedule 2.20, no other consents, approvals, or authorizations of any person, entity or governmental agency, including, without limitation, consents under the Customer Contracts, the Provider Contracts and the Office Lease are required in connection with the consummation of the transactions contemplated by this Agreement.

         2.21 Environmental Matters. The Company has not received any notice from any governmental authority or private person or entity advising it that the operations of the Company s is or has been in violation of any environmental law or any applicable environmental permit or that the Company is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath any contract location. The Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of any environmental laws.

         2.22 Taxes. All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties "(Returns") of the Company required by law to be filed on or prior to the Effective Date have been prepared and properly filed or valid extensions obtained, and all Taxes imposed upon the Company or any of its properties, assets or income which are due and payable on or before the Effective Date or claimed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority"), to be due and payable on or before the Effective Date have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which (i) the Company and (ii) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations (individually and collectively, the "Group") is required to pay, withhold or collect.

         Except as set forth in Schedule 2.22, there are no claims for Taxes pending against the Company nor any liens (other than for current Taxes not yet due and payable) upon the assets of the Company, and the Sellers and the Company do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Sellers or the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Service or any other Taxing Authority.

         No shareholder of the Company is a person other than a United States person within the meaning of the Code.

         The Company has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company.

         The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

         2.23 Transactions With Affiliates. Except as set forth in Schedule 2.23, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, Seller, or any member of such stockholder's, director's or officer's immediate family. No shareholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis, any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

         2.24 Improper Payments. Neither the Company nor any shareholder, director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company and has not proposed or offered to make or receive any such payments.

         2.25 Insurance. Set forth on Schedule 2.25 hereto is a list as of the Effective Date of all insurance policies and coverages (other than health and life insurance covered by Section 2.14 hereof) maintained by or for the Company including, but not limited to, real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, professional liability insurance, medical malpractice insurance, excess insurance and umbrella insurance.

         2.26 Bank Accounts. Set forth in Schedule 2.26 hereto is a list as of the date hereof of all bank and securities accounts maintained by or on behalf of the Company, and a list of persons authorized to sign on behalf of the Company with respect to each such account.

         2.27 Customers. Set forth in Schedule 2.27 hereto is a list of the Company's top ten customers (measured by net revenues) for the 7-month period ended July 31, 1998.

         2.28 Capitalization. The authorized capital stock of the Company consists of Fifty Thousand (50,000) shares of Common Stock, no par value, of which 400 shares are issued and outstanding and owned by the Sellers as follows:
(a) Gary M. Unruh -- 156 shares (39%); (b) Lawrence H. Nelson II -- 100 shares (25%); (c) Leon Evans, M.D. -- 98 shares (24%); and (d) Andrew L. Braun -- 48 shares (12%). All of the outstanding shares of the Common Stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are owned of record and beneficially by the Sellers. There are no outstanding subscriptions, warrants, options, calls, commitments, convertible or exchangeable securities, or other rights or agreements to purchase or acquire shares of capital stock of the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound. There are no agreements concerning the issuance, voting, transfer, acquisition or disposition of shares of capital stock of the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound.

         2.29 Ownership of Shares. The Sellers are the unconditional sole legal, beneficial, record and equitable owner of the Shares as specified in
Section 2.28 above, free and clear of any and all liens and claims, options, voting agreements or trusts, proxies, preemptive rights, rights of first refusal or other restrictions or interests of any kind or nature whatsoever except restrictions on transfer under applicable securities laws (collectively, "Claims"). As of the Closing Date, the Sellers will own all of the Shares, free and clear of any and all liens and Claims except restrictions on transfer under applicable securities laws and the Sellers will have the unrestricted right and power to sell and transfer the Shares to the Purchaser. Upon transfer of the Shares by the Sellers to the Purchaser at the Closing in accordance with the terms hereof, the Purchaser will acquire good and valid title to such Shares, free and clear of any lien and Claims, except solely for any liens created by the Purchaser in connection with the acquisition by the Purchaser of the Shares and except for restrictions on transfer under applicable securities laws. As of the Closing Date, the Sellers will not own any shares of capital stock of the Company other than the Shares and will not have any option or other right to acquire from the Company or any other person or entity, or any obligation or commitment to sell or otherwise transfer to any person any shares of capital stock of the Company owned by the Seller.

         2.30  Accounts Payable/IBNR.

         (a) The accounts payable and accrued expenses reflected on the Company Balance Sheet reflect in all material respects all amounts owed by the Company in respect of all accounts and other payables required by GAAP to be identified on the Company Balance Sheet and those reflected on the books of the Company on the Closing Date will reflect all such amounts in all material respects. No account payable or accrued expense of the Company is past due or otherwise in default which would have a material adverse effect.

         (b) The reserves accrued and reflected on the Company Balance Sheet for expenses incurred but not yet reported for services provided by behavioral health care providers to employees or members of customers of the Company are a reasonable estimate made in good faith in accordance with the customary practices which have been historically followed in determining such reserve by the Company.

         2.31 Costs and Expenses. The Company has not and will not pay any costs or expenses including, without limitation, investment advisors, brokers, accountant and attorneys' fees, for services rendered after August 31, 1998, as a result of or in connection with the preparation, negotiation, execution or performance of this Agreement. Any such fees for services rendered after August 31, 1998 shall be paid by the Sellers.

         2.32 Full Disclosure. This Agreement and the documents, certificates and other writings furnished or to be furnished by or on behalf of the Sellers and the Company to Purchaser pursuant to the provisions of this Agreement do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Sellers that, as of the Effective Date hereof and as of the Closing Date:

         3.1 Due Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date.

         3.2 Due Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party does not on the Effective Date, and will not on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Purchaser; (ii) violate any law, rule or regulation binding on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of Purchaser under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser or its assets are bound; (iv) violate or conflict with any provision of the certificate of incorporation or bylaws of Purchaser, and (vi) has been duly authorized by all requisite corporate action of Purchaser.

         3.3 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Purchaser is or will be entitled to any broker's or finder's fee, commission or bonus from any of the parties hereto in connection with this Agreement or the consummation of any of the transactions contemplated hereby.

         3.4 Consents. No consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE IV.
            CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE

         4.1 Access and Information. The Sellers shall give or cause to be given by the Company to Purchaser and its accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Closing Date to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to the Company and provide all information relating to the Company reasonably requested by Purchaser. Except as consented to by Sellers, all information provided by the Company hereunder which is not otherwise public shall be held confidential by the Purchaser and, in the event of termination of this Agreement, except to the extent required because of any pending or threatened litigation or governmental laws, all documents (including copies thereof) obtained hereunder by the Purchaser from Sellers containing such information shall be destroyed or returned to the Company. Purchaser shall disclose such information only to officers, employees, attorneys, accountants or other representatives who need to know such information and shall take all reasonable measures to protect the confidentiality of, and avoid the unauthorized use of, such information.

         4.2   Operation of Businesses; Course of Conduct.

               (a) From the Effective Date to the Closing Date, except as otherwise consented to or approved by Purchaser in writing, the Sellers will operate, and will cause the Company to operate, the business of the Company as presently operated in the ordinary course and, consistent with such operation, Seller will, and will cause the Company to, substantially comply with all applicable legal and contractual obligations, and use its best efforts consistent with past practice to preserve the business organization of the Company intact and to preserve the goodwill of the suppliers, customers and others with whom the Company has business relationships; and Sellers will not take, and shall prevent the Company from taking, any action (or omit to take any action) which action or omission would cause any representation or warranty contained in Article II hereof to be untrue at any time at, prior to or on the Closing Date as if such representation or warranty were made at and as of such time. In addition, Sellers agree that, from the Effective Date through the Closing Date, Sellers and the Company shall not:

               (i) make or permit any change in the assets of the Company used in connection with the operation of the Customer Contracts or make any commitment for any capital expenditures involving the Customer Contracts;

               (ii) make, enter into, modify, supplement or extend any of the Customer Contracts or any new or other Customer Contracts or permit the Company to take any such action;

               (iii) take any action which would prevent compliance with any of the conditions in Article V of this Agreement;

               (iv) carry on any negotiations with other parties relating to the acquisition of the capital stock or membership interests or any material assets of the Company or permit the Company to merge or consolidate with or into any entity or sell or otherwise dispose of, or purchase, any material assets or properties of the Company or enter into any agreement in respect of such purchases, sales, and dispositions; and

               (v) cancel or surrender any insurance policies presently maintained by the Company.

               (b) Notwithstanding any provision of this Agreement to the contrary, the Sellers covenant and agree that from the Effective Date to the Closing Date:

               (i) Purchaser shall be permitted access to the clients of the Customer Contracts and shall have the right to discuss with such clients all aspects of the respective Customer Contract with each such client;

               (ii) Sellers shall not make or implement, or permit the Company to make or implement, any employee or officer hiring or termination decision without the prior consent of Purchaser which shall not be unreasonably withheld or delayed;

               (iii) Seller shall and shall cause the Company to involve Purchaser and allow Purchaser to participate in all discussions, correspondence or negotiations relating to any existing or proposed new Customer Contract; and

               (iv) shall not and shall not permit the Company to terminate, amend, modify, amend, supplement or renew any Customer Contract or enter into any new Customer Contract without the prior written consent of Purchaser which shall not be unreasonably withheld or delayed.

         4.3 Public Communications. All press releases or other public communications of any kind relating to this Agreement or the transaction contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of both Purchaser and the Sellers, which approval shall not be unreasonably withheld by either of such parties, except to the extent that disclosure is otherwise required by law or judicial process.

         4.4 Solicitation of Inquiries. From the Effective Date to the Closing Date, the Sellers and the Company shall not solicit from any other person, firm or corporation any inquiries or proposals relating to the disposition of any substantial portion of the assets of the Company or to the acquisition of all or a substantial portion of the capital stock of the Company (whether issued and outstanding or authorized but not issued) or to the merger, reorganization or consolidation of the Company. Until the Closing Date, Sellers and the Company additionally agree that, without the prior written consent of Purchaser, they and the Company will not furnish to any person or entity (other than Purchaser and its directors, employees, agents and representatives) any non-public information concerning the Company, or its financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of the Company or its assets.

         4.5 Cooperation. The parties will fully cooperate each with the other and their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement. The Sellers, the Company and Purchaser each agrees to use its best efforts to make all necessary filings and to obtain all necessary consents to the transactions contemplated by this Agreement, including without limitation all consents of parties to any contracts or agreements requiring such consents, and all necessary consents of governmental authorities.

         4.6 Updating of Schedules. The Sellers shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by Seller under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing. Purchaser shall be deemed to have waived any breach resulting from any such change or addition of which it has received written notice from the Sellers prior to the Closing if Purchaser proceeds with the Closing notwithstanding such change or addition of which it received written notification. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by the Seller and the Company herein.


                                   ARTICLE V.
                      CONDITIONS PRECEDENT TO OBLIGATIONS

         5.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, unless the Sellers shall waive such fulfillment in whole or in part in writing:

               (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Seller. Seller shall have received a certificate of Purchaser, dated the Closing Date and duly executed by its chief executive officer or its principal financial officer, to such effect.

               (b) Purchaser shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

               (c) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action or proceeding shall have been asserted, threatened or instituted, and no decree, injunction, or judgment shall have been entered, to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or any part thereof, or to recover damages with respect thereto, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of the Company.

               (d) All consents, waivers or approvals from any third party (including any required consents of third parties under the Customer Contracts and any federal, state or local governmental agency or instrumentality consents) as may be necessary or appropriate in connection with Seller's or the Company's execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained.

               (e) The Sellers shall have received such other certificates, opinions, and documents as the Sellers or their counsel may reasonably require in order to consummate the transactions contemplated hereby all of which shall be in form and substance reasonably satisfactory to the Sellers and their counsel.

         5.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

               (a) The representations and warranties of the Sellers and the Company set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Purchaser. Purchaser shall have received a certificate of the Sellers, dated the Closing Date and duly executed by its chief executive officer, to such effect.

               (b) Sellers shall have each performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

               (c) The Purchaser shall have received

               (i) Certificates as to the existence and good standing (or other appropriate certificates) of the Company from its jurisdiction of incorporation as of a date not more than 20 days before the Closing;

               (ii) A true and correct copy of the certificate of incorporation of the Company certified as true and correct by the Secretary of State or other appropriate governmental official of the Company's respectively jurisdiction of incorporation and a copy of the bylaws of the Company certified as true and correct by the Secretary of the Company.

               (iii) Certificates from the appropriate governmental agency or official in each jurisdiction where the Company conducts business operations as to the results of a search of the appropriate governmental records of a UCC-1 financing statement filed of record under the name of the Company as the debtor which search results shall reflect no UCC-1 financing statement of record evidencing any kind of lien or security interest in the assets of the Company.

               (iv) The Purchaser shall have received such other certificates, instruments and other documents as the Purchaser or its counsel may reasonably require in order to consummate with the transactions contemplated hereby all of which shall be in form and substance satisfactory to Purchaser and its counsel.

               (d) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action, suit or proceeding shall have been asserted, threatened or instituted to, and no decree, injunction or judgment shall have been entered, restrain or prohibit the carrying out of the transactions contemplated by this Agreement or any part thereof, or to recover damages with respect thereto, or which, if such transactions are consummated, would materially and adversely affect the business, properties or assets of Purchaser or the Company.

               (e) All consents, waivers or approvals from any third party (including any required consents of third parties under the Customer Contracts, the Provider Contracts and the Office Lease or any federal, state or local governmental agency or instrumentality consents) as may be necessary or appropriate in connection with Purchaser's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

               (f) Since the Effective Date, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, results or operations, business or prospects of the Company. For the purposes of this Section 5.2(f), the termination or cancellation after the Effective Date of a Customer Contract (irrespective of the date of cancellation) or the non-renewal of a Customer Contract having an expiration or termination date in period between Effective Date and the Closing Date or the occurrence of any event that has reduced or will materially reduce the revenues under a Customer Contract (irrespective of whether such event constitutes a default or breach under, or termination of, a Customer Contract) shall constitute a material adverse change if such has a material adverse effect on the business (financial or otherwise) revenues or operations of the Company.

               (g) On the Closing Date, payments to providers under the Provider Contracts shall be current within the historical policy of the Company of paying such providers within thirty (30) days or less except for non-material disputed claims.


                                   ARTICLE VI.
                                    CLOSING

         6.1 Closing. The closing of the transactions contemplated by this Agreement shall take place on the later of October 5, 1998 or the second business day after the satisfaction of all the conditions precedent to the parties hereunder, effective as of 12:01 a.m. on such date at the offices of Seller in Denver, Colorado, or such other date and place as the parties may mutually agree (the date and time of the closing is herein referred to as the "Closing Date").

         6.2   Actions by Sellers.  At the Closing:

               (a) Shares. The Sellers shall deliver the shares to the Purchaser by delivering the original of the certificates evidencing such shares duly endorsed in blank, each certificate to be accompanied by any requisite stock transfer tax stamps.

               (b) Escrow Agreement. The Sellers shall execute and deliver the escrow agreement in the form of Exhibit A attached hereto (the " Escrow Agreement") and the sum of $200,000 out of the Purchase Price shall be deposited by the Sellers into the escrow account contemplated by the Escrow Agreement.

               (c) Other Agreements. Seller shall have performed or shall perform all of the covenants and agreements contained in this Agreement to be performed or complied with by Seller on or before the Closing Date.

         6.3   Actions by Purchaser.  At the Closing:

               (a) Payment. Purchaser shall pay the Closing Purchase Price to the Sellers.

               (b) Escrow Agreement. Purchaser shall execute and deliver the Escrow Agreement.

               (c) Other Agreements. Purchaser shall have performed or shall perform all of the covenants and agreements contained in this Agreement to be performed or complied with on or prior to the Closing Date.

         6.4   Section 338(h)(10) Election.

               (a) If requested by Purchaser, and if available under applicable law, Purchaser, Sellers and the Company shall join in an election (the "338(h)(10) Election") to have the provisions of Section 338(h)(10) of the Internal Revenue Code apply to the acquisition of the

Company. Purchaser shall be responsible for, and control, the preparation and filing of such election. Sellers and the Company shall execute and deliver to Purchaser such documents or forms (including Section 338 Forms, as defined below) as Purchaser shall request or as are required by applicable law for an effective 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, or other local taxing authority in connection with a 338(h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto), that are required pursuant to treasury regulations. To the extent an election similar to the 338(h)(10) Election is available under any applicable state or local income tax laws (which is not mandatory in the event of an election made under Section 338(h)(10) of the Code), and if such election will not give rise to double taxation of the Sellers, Sellers, the Company and Purchaser agree to join in making each such election (a "Non-Federal Election"). The Sellers, the Company and the Purchaser shall report the transaction consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision, as applicable, and agree not to take any action that could cause such elections to be invalid, and shall take no position contrary thereto on any tax return involving a jurisdiction for which such an election has been made.

               (b) The allocation of the adjusted deemed sales price among the assets of the Company shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Unless it would be unreasonable to do so, Sellers shall accept Purchaser's determination of such purchase price allocations, and shall report, act, file in all respects and for all purposes consistent with such determination of Purchaser. The Sellers shall cause a copy of a Form 8023-A to be attached to the Federal income tax return of that includes the Company for the periods ending on the Closing Date. The Sellers acknowledge that, by virtue of the Election, the Company shall recognize gain or loss with respect to the transaction as if they had sold all of their assets in the tax period covered by the tax return of the Sellers that includes the Company for the period ending on the Closing Date. The Sellers shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of the 338(h)(10) Election and any non-federal elections made pursuant to the provisions of this Section 6.4.

                                  ARTICLE VII.
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                            POST-CLOSING AGREEMENTS

         7.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of a party pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations and warranties made by the parties in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of two years, ending at midnight on the second anniversary of the Closing Date; provided, however, that if, prior to the expiration of such two-year period, the party hereto entitled to indemnification hereunder has either instituted a legal or arbitration proceeding against the other seeking indemnification or has had a legal proceeding instituted against it by a third party that is the subject of such indemnification, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability) and the party seeking indemnification shall diligently pursue a resolution of any such matter as quickly as practicable. Except as expressly provided in Section 4.6, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the closing hereunder.

         7.2 Access to Records Following Closing. Purchaser and the Sellers agree that so long as any books, records and files retained by Seller relating to the Customer Contracts, or the books, records and files delivered to the control of Purchaser pursuant to this Agreement to the extent they relate to the Customer Contracts prior to the Closing Date, remain in existence, each party (at its expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. Purchaser and the Sellers shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first offering in writing to deliver them to the other.

         7.3 Indemnity. Subject to the limitations set forth in Section 7.5 below,

               (a) Sellers. Sellers, jointly and severally, shall indemnify and hold harmless Purchaser and the parent, affiliates, subsidiaries, shareholders, directors, officers, and employees of Purchaser and the Company, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any other kind whatsoever arising out of or resulting from any of the following:

               (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of any of the Sellers or the Company under this Agreement or under any other agreement or document executed and delivered by the Sellers at Closing hereunder; and

               (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

               (b) Purchaser. Purchaser shall indemnify and hold harmless the Sellers and the shareholders, members, officers and employees of Seller from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

               (i) Any misrepresentations, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Seller at Closing hereunder; and

               (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

         7.4 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 7.3 above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) business days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party subject to preserving their own legal and economic interests and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article VII, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

         7.5   Limitations on Indemnification.

               (a) Maximum Liability. In no event shall the aggregate liability of a Seller under this Article VII exceed the total Purchase Price received by the Seller under this Agreement.

               (b) Initial Threshold. No party shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Ten Thousand Dollars ($10,000.00) (the "Threshold"); provided, however, that all indemnifiable losses shall be recoverable when any indemnifiable losses, individually or in the aggregate, exceed $10,000.

               (c) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to two years after the date hereof; provided, however, that if, prior to the applicable date of expiration, the party hereto entitled to indemnification hereunder has either instituted a legal or arbitration proceeding against the other seeking indemnification or has had a legal proceeding instituted against it by a third party that is the subject of such indemnification within such two-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability). The party seeking indemnification shall diligently pursue a resolution of any such matter as quickly as possible.

         7.6 Remedies; Default; Notice and Cure. If the Closing Date occurs, indemnification pursuant to this Article VII is the sole and exclusive remedy of the parties after the Closing Date for matters arising out of this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in Section 1.4 and Section 7.8 of this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement specifying the specific item of noncompliance and the defaulting party has failed to cure such noncompliance within ten (10) days after receipt of such notice.

         7.7 Employees. Seller expressly agrees that (a) Purchaser shall have no obligation to employ any employee or officer of the Company (or any liability for any compensation or benefits of any kind whatsoever) after the Closing Date, but (b) Purchaser may cause the Company to continue the employment of any employee of the Company at any time on or after the Closing Date.

         7.8 IBNR Adjustment. The unaudited May 31, 1998 balance sheet of the Company reflects a reserve in the amount of $981,931 for provider claims for services rendered on or prior to May 31, 1998 (whether or not reported to the Company on or before May 31, 1998) but not paid by the Company as of May 31, 1998. In order to recognize any change in the IBNR reserve from May 31, 1998 through the date of the Closing Balance Sheet and to insure that the amount actually paid by the Company following the Closing Date for provider services performed on or before the Closing Date is equal to the Closing Balance Sheet IBNR reserve, the Sellers and the Purchaser agree as follows:

               (a) In the event that the Company actually pays claims for services rendered on or prior to the Closing Date after the Closing Date in an aggregate amount greater than $981,931, then Purchaser shall be reimbursed the amount of such excess paid in each calendar month to and including September, 1999 after such payments have exceeded $981,931 in the aggregate. Purchaser shall notify Sellers of the amount of such excess payments paid in each calendar month to and including the month of September, 1999, but not thereafter, and the Sellers, jointly and severally, shall promptly reimburse to Purchaser the amount of such excess upon receipt of each such notice. No such payments shall be due with respect to any payments made in a calendar month after September 30, 1999. Purchaser at its election may cause such excess to be reimbursed by the Escrow Agent out of the Escrow Funds by written request for such reimbursement delivered to the Escrow Agent and the Sellers.

               (b) In the event that as of September 30, 1999, the Company has actually paid after the Closing Date provider claims for services rendered on or prior to the Closing Date in an aggregate amount less than $981,931, then the Purchaser within ten (10) days after September 30, 1999 shall pay the amount of such difference to the Sellers on a prorata basis according to the percentages of the Closing Purchase Price paid to each respective Seller.

                                 ARTICLE VIII.
                     SEVERANCE ARRANGEMENTS/NON-COMPETITION

         8.1   Severance Arrangements.

               (a) Purchaser agrees that each of the Sellers that is an employee of the Company on the Closing Date and who is terminated at any time on or within twelve (12) months of the Closing Date, shall, subject to the limitations set forth below in this Section 8.1, be paid a severance payment in an amount equal to the annual base salary (excluding bonuses) of such Seller on July 1, 1998.

               (b) Except as provided otherwise in Sections 8.1(f), (g), and
(h) below, no severance payment shall be due to a Seller in the event the Seller voluntarily resigns his employment or his employment is terminated for cause. For the purposes of this Agreement, "cause" shall mean (i) conviction of a crime punishable by imprisonment, dishonesty to the Company, willful failure to perform employment duties, or the commission of any act which is harmful to the reputation or business relationships of the Company.

               (c) Any severance payment due hereunder shall be payable in equal monthly installments over a twelve (12) month period commencing the first day of the month following the date of termination of employment.

               (d) Purchaser shall have no obligation to make any severance payment to any Seller whose employment with the Company is terminated for any reason prior to the Closing Date; provided, however, that such termination shall not release such Seller from the obligations under Sections 8.2 through 8.6 below.

               (e) It is expressly understood that neither the Company nor the Purchaser shall have the obligation to employ any Seller or any other employee of the Company after the Closing.

               (f) Andrew L. Braun shall be entitled to terminate his employment without cause and receive twelve months severance pay in twelve (12) equal monthly installments if any of the following situations occur:

               (i) The job location of his employment is moved without his approval outside the Denver SMSA within 18 months of the Closing Date;

               (ii) The job responsibilities of his employment are changed within 12 months of the Closing Date such that it entails a reduction of 10% or more in the number of employees directly or indirectly supervised by Andrew L. Braun as compared to the number of such employees immediately prior to the Closing Date; or

               (iii) His compensation is materially and substantially reduced after the Closing Date from his compensation on July 1, 1998.

               (g) In the event that at any time within twelve (12) months after the Closing Date, the employment of Leon Evans, M.D. is continued on a less than full-time basis with the concurrence of Leon Evans, M.D., then Leon Evans, M.D. shall be entitled to a severance payment equal to the percentage reduction of such employment times the annual base salary of Leon Evans, M.D., on July 1, 1998 payable in twelve (12) equal monthly installments from and after the date of such reduction (with an additional severance payment calculated in the same manner in the event of each further reduction, if any) and, if thereafter the employment of Leon Evans, M.D. is terminated within twelve (12) months of the Closing Date, then the severance payment shall be an amount equal to the annual base salary of Leon Evans, M.D. on July 1, 1998 less the total of all severance payments previously paid to Leon Evans, M.D., with respect to a reduction to part-time status, such amount to be payable in twelve (12) equal monthly installments after the date of such termination.

               (h) Leon Evans, M.D. and Lawrence H. Nelson, II shall each be entitled to terminate his employment without cause and receive the twelve (12) months severance pay payable in twelve (12) equal monthly installments in the event that his respective job responsibilities or compensation are materially and substantially reduced after the Closing Date from his respective job responsibilities prior to the Closing Date; or his compensation on July 1, 1998, respectively; provided, however, that the removal of either of them as a corporate officer of the Company in and of itself shall not constitute a material and substantial reduction in such responsibilities and provided further that he must elect such termination without cause within thirty
(30) days of an alleged reduction in such job responsibilities.

         8.2 Covenant Not to Compete; Non-Solicitation. For and in consideration of the Purchase Price and other good and valuable consideration, each Seller covenants and agrees that, for a period of two (2) years after the Closing Date, such Seller shall not, directly or indirectly, as an employer, employee, director, officer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of Purchaser or of any other publicly held entity in which such person, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

               (i) engage in the ownership, operation or management of the provision of managed care mental health benefits and employer assistance program benefits (the "Business) in the State of Colorado or any adjoining contiguous state (the "Restricted Area");

               (ii) engage in any business which calls upon, solicits, diverts or takes away any customer or customers of Purchaser or its affiliated corporations in the Restricted Area for the purpose of selling or attempting to sell to any of such customers any products or services similar to any products or services heretofore sold or provided to any of such customers by Purchaser or its affiliated corporations; and

               (iii) engage in any business which solicits any present or future employee of Purchaser or its affiliated corporations or initiate discussions with any such employee regarding his or her termination or resignation from employment with the Purchaser or its affiliated corporations, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent, consultant, or otherwise, directly or indirectly, with any party engaged in any of the activities proscribed as specified above.

Notwithstanding the foregoing provisions of this Section 8.2, it is expressly understood that (i) the non-competition provisions hereof shall not prohibit or limit the right of a Seller to render personally services as a behavioral health care provider and (ii) in the event of the termination of the employment of Andrew L. Braun "for cause" without the payment of severance benefits under
Section 8.1 hereof, the non-competition provision hereof shall be applicable to Andrew L. Braun for a period of only six (6) months after the date of termination of employment.

         8.3 Non-Disclosure. Each of the Sellers further covenants and agrees that all information concerning the business of the Company constitute trade secrets and confidential, proprietary business information which is the property of Purchaser and that, unless otherwise required by law, from and after the Closing Date:

               (a) he shall use his best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

               (b) he shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information except to the attorney, accountant or other advisor of the Seller who has a need to know such information;

               (c) without the prior written consent of Purchaser, he shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

               (d) he shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes available to the public on a non-confidential basis from a third party who is not bound to the Company or the Purchaser keep such information confidential.

         8.4 Nondisparagement. Each Seller further agrees that he shall not make or publish any statement, written or oral, disparaging the reputation of Purchaser or any of its affiliated corporations, the executive officers of Purchaser or any of its affiliated corporations or any of the business services or products of Purchaser or any of its affiliated corporations.

         8.5 Reasonableness; Reformation. The Sellers each severally acknowledge and agree that (i) the provisions of this Article VIII are ancillary to the transaction contemplated by this Agreement, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of Purchaser and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against him.

         8.6 Remedies for Breach. If a Seller has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained in this Article VIII within ten (10) days after written notice of such breach or threatened breach is given by Purchaser, any one or more of the following remedies, as selected by Purchaser in its sole discretion, shall be available to Purchaser in the event of a breach of this Agreement:

               (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement in this Article VIII remedies at law will not adequately compensate Purchaser for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to Purchaser to specifically enforce this Article VIII and prevent such breach and any continued breach of any covenant and agreement herein.

               (b) Suit for Damages. In addition to the remedies stated in
Section 8.6(a) above, in the event of any breach of any covenant or agreement of this Article VIII, Purchaser may sue the party committing such breach for damages arising out of such breach and otherwise enforce this Article VIII and obtain all other remedies available to Purchaser under applicable law.


                                   ARTICLE IX.
                  TERMINATION AND ABANDONMENT OF THE AGREEMENT

         9.1 Termination. This Agreement and the transactions contemplated by this Agreement may be terminated prior to the Closing Date:

               (a) by mutual written consent of Purchaser and the Sellers at any time;

               (b) by the Sellers at any time after October 5, 1998, provided that neither a Seller nor the Company is in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

               (c) by Purchaser at any time after October 5, 1998, provided that Purchaser is not in material breach of any covenant, agreement, representation or warranty made by it in this Agreement;

               (d) by the Sellers or Purchaser at any time if an order is entered by any court or governmental agency having jurisdiction enjoining Purchaser or a Seller or the Company, respectively, from consummating the transactions contemplated by this Agreement and such order shall not have been vacated, reversed or withdrawn on or before October 5, 1998;

               (e) by either the Sellers or Purchaser if (i) any material representation or warranty of the other hereunder shall not have been true and correct as of the Effective Date or shall become untrue or incorrect after the Effective Date or (ii) material default shall be made by the other hereunder in the due and timely observance or performance of any of its covenants and agreements herein contained, in either event, however, only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to October 5, 1998.

         9.2   Effect of Termination. In the event of termination pursuant to
Section 9.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties, except as otherwise provided in
Section 9.3 hereof.

         9.3 Termination Fee. In the event that either the Sellers or Purchaser terminates this Agreement prior to Closing as a result of a failure to perform any obligations by the other party or as a result of any material misstatement of any representation or warranty contained in this Agreement by the other party, then such defaulting party shall promptly pay to the other party on demand a termination fee, payable in cash, in the amount of Twenty-Five Thousand Dollars ($25,000.00) as liquidated damages and the sole and exclusive remedy of such party for such default under this Agreement. Such termination fee shall be in lieu of any other damages arising out of such termination.


                                   ARTICLE X.
                                  ARBITRATION

         10.1 Arbitration Procedure. In the event of a dispute regarding any matters arising out of or relating to this Agreement (including, but not limited to, actions for injunctive or declaratory relief) (hereinafter collectively "arbitrable issues") that cannot be settled by agreement between the parties, such controversy or dispute shall be submitted for arbitration in Dallas, Texas, and for this purpose each party hereby expressly consents to such arbitration in such forum; provided, however, it is expressly understood that the Purchaser shall reimburse fifty percent (50%) of the transportation expense incurred by a Seller in order to attend any arbitration proceeding in Dallas, Texas under this
Article X. The arbitration process shall proceed as follows:

               (a) Step One. In the event of a dispute, the disputing party (herein so called) may at any time notify the other party ("answering party") in writing that the disputing party demands to pursue arbitration as provided in Step Two below, setting forth in specific terms the disputing party's proposed statement of the matters in dispute to be submitted to arbitration and the name and address of the arbitrator selected by the disputing party. Within ten (10) business days following receipt of the disputing party's written arbitration demand complying with the requirements of this Step One, the answering party shall notify the disputing party in writing, setting forth in specific terms the answering party's proposed statement of the matter in dispute and identifying the name and address of the arbitrator selected by such answering party.

               (b) Step Two. The two (2) arbitrators so selected shall meet and confer within twenty (20) business days after receipt by the disputing party of the answering party's written notice as called for under Step One above, and if they are unable within said twenty (20) day period to reach a decision on the matters in dispute, they shall, at the expiration of said twenty (20) day period, jointly select a neutral third arbitrator. If said arbitrators are unable to choose a neutral third arbitrator, any party may request the American Arbitration Association ("AAA") to appoint an additional arbitrator from its National Panel of Commercial Arbitrators. Any party to this Agreement may advise the AAA that time is of the essence and that the parties to this Agreement would like such selection as soon as is reasonably possible, it being expressly understood that in such AAA selection process the selection is in the sole discretion of the AAA, and that the AAA shall not be required by reason of this Agreement to consult with the parties to this Agreement in said selection process; provided that all arbitrators, including the additional arbitrator selected by the AAA, shall be disinterested individuals knowledgeable in commercial transactions. Upon selection of the additional arbitrator, all arbitrators shall within ten (10) business days thereafter convene an arbitration proceeding at a date, time and place (in metropolitan Dallas, Texas) designated by said arbitrators by a majority vote, written notice of which shall be given to the parties not later than seven (7) calendar days prior to said hearing date. At the hearing, each party may be represented by counsel and present testimony and evidence. If at the commencement of the hearing the parties cannot agree on a joint statement of the matters in dispute to be submitted to the arbitrators, the arbitrators shall be empowered to frame the submission issue(s). A Certified Court Reporter's transcript may be demanded by any party or by the arbitrators and said official transcript shall be prepared, completed, and delivered to the arbitrators with copies to each party within ten
(10) business days following the conclusion of the hearing. Arbitration sessions following the initial session, if necessary, shall be scheduled by the arbitrators so that the arbitration proceedings (i.e., presentation of evidence and/or oral arguments) are completed within twenty (20) days of the initial session. Each party shall be given the opportunity to file with the arbitrators simultaneous written briefs five (5) business days following receipt by the arbitrators of the official transcript but, if no transcript is demanded as provided in this Agreement, said briefs shall be filed simultaneously five (5) business days following conclusion of the hearing. Copies of any such briefs shall be provided to the other party concurrently upon filing with the arbitrators.

               (c) Step Three. Within ten (10) business days following the receipt by the arbitrators of the brief(s) (or within ten (10) business days following conclusion of the hearing if all parties waive briefs), the arbitrators shall make and deliver to the parties their decision and award in writing. The arbitrators shall have the authority to enter any award or to grant any relief which could be obtained in a court of competent jurisdiction and reasonable attorneys', arbitrators' and experts' fees and expenses of arbitration may be awarded as the arbitrators see fit, consistent with the provisions of this Agreement. The arbitrators shall have no authority to modify, amend or alter the provisions of this Agreement and shall base their decision and award on applicable law, the language contained in this Agreement and the facts giving rise to the dispute as presented on the record at the hearing. The arbitrators shall issue a written opinion explaining the basis for their findings.

         10.2 Self-Execution. It is expressly understood between the parties that this Article X is a self-executing arbitration provision and that any party may unilaterally select an arbitrator if the other party refuses to arbitrate. It is further expressly agreed that said unilaterally-selected arbitrator may proceed to arbitrate the issue(s) and the arbitration and decision shall be self-executing and therefore shall not require the order of any Court to proceed. The parties may, however, mutually stipulate in writing to extend or to shorten the prescribed time periods (including a stipulation to expedite the referral and submission to arbitration). All provisions of this Agreement not in dispute shall be observed and performed without interruption during the pendency of any proceeding called for under this Article X.

         10.3 Arbitrator's Fees. If an additional arbitrator is required pursuant to Step Two under Section 10.01 above, each party shall pay its pro rata share of any required retainer or other payments required by such arbitrator upon such arbitrator's demand, with the ultimate responsibility for the arbitrators' fees to be determined by the arbitrators in the final arbitration award pursuant to Step Three of Section 10.01 above; otherwise, except as specified in Section 10.1 above, each party shall bear its own costs and expenses in connection with any proceedings under this Article X and, in any event, each party shall pay the fees of the arbitrator it selects.

         10.4 Rules Governing Arbitration. In all other respects, the arbitration shall be conducted pursuant to the then-existing Commercial Rules of the AAA to the extent such rules are not inconsistent with any provision of this Agreement. Subject to the foregoing, the arbitrators shall determine the scope and extent of permissible discovery, if any.

         10.5 Entry of Award. The award of the arbitrators may be entered as a final judgment by any court of competent jurisdiction.

         10.6  Injunctive Relief. Notwithstanding the provisions of this
Article X to the contrary, each party shall be entitled to seek temporary or preliminary injunctive relief from a court of competent jurisdiction if the failure to immediately obtain injunctive relief will result in irreparable harm to that party. The jurisdiction of the court shall extend only to such relief and any request for permanent injunctive relief shall remain subject to the arbitration provisions of this Agreement.


                                   ARTICLE XI.
                                 MISCELLANEOUS

         11.1 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by a writing signed by the parties.

         11.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the documents referred to herein, constitute the entire and complete agreement among the parties, and supersedes all prior arrangements or understandings, whether written or oral, with respect to the subject matter of this Agreement specifically, including, without limitation, that certain confidentiality agreement dated November 11, 1997 and that certain letter of intent dated August 12, 1998.

         11.3 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that such agreement or document limits the scope of a representation or warranty. The parties acknowledge that certain agreements and documents listed on the Schedules are not attached to the Schedules, but were previously delivered or made available to the party or its representatives in connection with the due diligence investigation conducted by the parties prior to Closing Date. The parties represent and warrant to each other that such agreements and documents made available or delivered to the other party were originals or true and complete copies of the originals of all such agreements and documents. The Schedules delivered pursuant to this Agreement shall be attached hereto and shall constitute a part hereof.

         11.4 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

         11.5 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

         11.6 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express),
(iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 If to Purchaser:

                           Horizon Behavioral Services, Inc.
                           1500 Waters Ridge Drive
                           Lewisville, Texas  75057-6011
                           Attention: James W. McAtee, Executive Vice President Facsimile Number: (972) 420-8282

                           With a copy to:

                           Strasburger & Price, L.L.P.
                           901 Main Street, Suite 4300
                           Dallas, Texas  75202
                           Attention:  David K. Meyercord, Esq.
                           Facsimile Number: (214) 651-4330

                 If to Sellers or the Company:

                           ChoiceHealth, Inc.
                           12000 Pecos Street, Suite 250
                           Westminister, CO  80234
                           Attention:  Gary M. Unruh, President
                           Facsimile Number: (303) 252-1194

                           With a copy to:

                           Yu Stromberg Cleveland, P.C.
                           Suite 700
                           650 South Cherry Street
                           Denver, CO 80222
                           Attention: Elizabeth Rada Carver, Esq.
                           Facsimile: (303) 388-9311

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 11.6.

         11.7 Expenses. The Sellers and the Purchaser will each pay their or its respective expenses incurred in connection with the preparation and performance of this Agreement; provided, however, that the Company shall pay no cost or expenses incurred for services rendered after August 31, 1998, in connection with the preparation or performance of this Agreement including, without limitation, investment advisor, broker, attorney and accountant fees, or any fees of W. R. Nielsen & Co. for services rendered after August 31, 1998 in connection with the transactions contemplated by this Agreement.

         11.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but shall not be assigned by any party without the prior written consent of the other party hereto.

         11.9 Choice of Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Texas, and the laws of such state and of the United States of America shall govern the rights, duties and obligations of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

         11.10 Attorney's Fees and Costs. Subject to the provisions of Section 10.1(c) of this Agreement, in the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

         11.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first written above.

PURCHASER:                             SELLERS:

                                       /s/ GARY M. UNRUH
HORIZON BEHAVIORAL SERVICES,           -----------------------------------------
INC.                                   GARY M. UNRUH

                                       /s/ LAWRENCE H. NELSON II
                                       -----------------------------------------
                                       LAWRENCE H. NELSON II
By: /s/ JAMES W. MCATEE
   --------------------------------    /s/ LEON EVANS, M.D.
Name:  James W. McAtee                 -----------------------------------------
Title: Executive Vice President        LEON EVANS, M.D.

                                       /s/ ANDREW L. BRAUN
                                       -----------------------------------------
                                       ANDREW L. BRAUN


                                       COMPANY:

                                       CHOICEHEALTH, INC.


                                       By: /s/ Gary M. Unruh
                                          --------------------------------------
                                       Name:   Gary M. Unruh
                                       Title:  President